EXHIBIT 4.6

WARRANT CERTIFICATE

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1993 OR ANY STATE SECURITIES LAWS.  THIS WARRANT IS NOT TRANSFERABLE AND SUCH SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO OR SUCH SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

EXERCISABLE ONLY ON OR BEFORE FEBRUARY 18, 2005

WARRANT TO PURCHASE 22,000 SHARES OF COMMON STOCK

OF

DESIGN AUTOMATION SYSTEMS, INC.

This Warrant Certificate certifies that for value received, Aspen Finance Group (the "Holder") is the holder of one Warrant (the "Warrant"), entitling the Holder to purchase from Design Automation Systems, Inc., a Texas corporation d/b/a EpicEdge (the "Company"), subject to the terms set forth below, twenty-two thousand (22,000) shares (each, a "Warrant Share" and collectively, the "Warrant Shares") of the Company's Common Stock, ($.001) par value (the "Common Stock"), at any time on or after the date hereof and on or before 5:00 p.m., Eastern Standard time, on February 18, 2005 (the "Expiration Date"), at the exercise price per whole Warrant Share (the "Exercise Price") of $15.00 subject to certain adjustments as to the number of Warrant Shares and the number and kind of other securities purchasable upon exercise of each Warrant represented hereby, and as to the Exercise Price, all as set forth below.

1.             Exercise.  Subject to the provisions of this Warrant Certificate, the Warrant represented hereby may be exercised by Holder from time to time upon surrender of this certificate to the Company (such surrender being deemed to have occurred at such time as this certificate is actually received by the Company at the address specified below), with the form of election to purchase attached hereto properly completed and executed, and upon payment in full to the Company of the Exercise Price for the Warrant Shares so purchased.  The rights of purchase represented by the Warrant Shares evidenced hereby are exercisable at the election of Holder during the period specified herein in whole or, from time to time, in part and, in the event that less than all of the Warrant Shares represented by this certificate are exercised, the Company shall execute and deliver to Holder within ten (10) days a new certificate representing the number of Warrant Shares represented hereby which remain unexercised.  Payment of the

Exercise Price shall be made by check or other comparable means selected by Holder in lawful money of the United States of America or upon withholding of such number of Warrant Shares having a fair market value equal to the Exercise Price.  Upon such surrender of this Warrant Certificate and payment of the Exercise Price as aforesaid, the Company shall issue and cause to be delivered with all reasonable dispatch to Holder a certificate for the Warrant Shares so purchased upon such exercise of all or a portion of the Warrant Shares represented hereby.  Such certificate shall be deemed to have been issued and the Holder shall become the holder of record of such Warrant Shares as of the date of the surrender of the Warrant and payment of the Exercise Price as aforesaid.  In satisfaction of its obligation to sell and deliver the Warrant Shares upon exercise of these Warrants, the Company shall deliver authorized and newly issued shares of Common Stock, or shares of Common Stock held in the treasury of the Company.

2.             Adjustment of Exercise Price.

2.1           Stock Split or Combination.  The Exercise Price shall be adjusted from time to time in the case of any stock split, dividend payable in Common Stock, subdivision of the number of shares of the Common Stock or similar event involving Common Stock (a "Split") or any reverse stock split, combination or similar event involving the Common Stock (a "Combination"), and, accordingly, the Exercise Price shall be proportionately decreased in the case of a Split or increased in the case of a Combination, as of the close of business on the date the Split or Combination becomes effective, computed to the nearest cent.

2.2           Adjustment of Number of Shares.  Upon each adjustment of the Exercise Price as provided in Paragraph 2.1, the Holder shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of Warrant Shares (calculated to the nearest Warrant Share as provided in Paragraph 3) obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares purchasable pursuant hereto immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

3.             Fractional Interests.  The Company shall not be required to issue fractions of Warrant Shares on the exercise of this Warrant.  If any fractions of a Warrant Share would, except for the provision of this paragraph, be issued upon the exercise of this Warrant, the Company will:  (i) if the fraction of a Warrant Share otherwise issuable is equal to or less than one-half, round down and issue to the Holder only the largest whole number of Warrant Shares to which the Holder is otherwise entitled; or (ii) if the fraction of a Warrant Share otherwise issuable is greater than one-half, round up and issue to the Holder an additional Warrant Share in addition to the largest whole number of Warrant Shares to which the Holder is otherwise entitled.

4.             General Restrictions.  Certificates delivered upon the exercise of this Warrant may bear a legend restricting transfer if appropriate under applicable law or regulation.

5.             Reservation of Shares.  The Company at all times until the Expiration Date will reserve and keep available a sufficient number of shares of Common Stock out of its authorized and unissued shares of Common Stock or out of Common Stock held in its treasury or a combination thereof, to provide for the exercise of the rights of purchase represented by this Warrant.

6.             No Rights as Shareholder.  The Holder of this Warrant shall not, by reason of the ownership or possession of this Warrant Certificate, have any right whatsoever as a shareholder of the Company or any rights whatsoever except as expressly provided herein.

7.             Governing Law.  This Warrant shall be governed by and construed in all respects by the laws of the State of Texas.

8.             Amendment.  Neither this Warrant nor any term hereof may be amended, waived, discharged or terminated orally, except by a written instrument signed by the party against which enforcement of the amendment, waiver, discharge or termination is sought.

9.             Notices.  All notices and other communications herein provided for shall be deemed to have been given or made to the Company when delivered to the addresses specified below.

Design Automation Systems, Inc.

3200 Wilcrest, Suite 370

Houston, Texas 77042

Attention: Charles H. Leaver, Jr., President

IN WITNESS WHEREOF, Design Automation Systems, Inc. has caused this certificate to be executed by the manual signature of its President.

Design Automation Systems, Inc.

Dated: February 18, 2000	By:	/s/ [ILLEGIBLE]
President

[FORM OF ELECTION TO PURCHASE]

(To be executed upon exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by the Warrant evidenced by the within Certificate, to purchase Warrant Shares and herewith tenders payment for such Warrant Shares to the order of Design Automation Systems, Inc. in the amount of $             (in cash or through the withholding of Warrant Shares having a fair market value equal to the Exercise Price) in accordance with the terms thereof.

Signature:

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant Certificate.)

Date: